Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-352-5066
Investors: Michael Weitz 203-352-8642
World Wrestling Entertainment, Inc. Reports
2007 First Quarter Results
• Revenue Increase of 13%
STAMFORD, Conn., May 3, 2007 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its first quarter ended March 31, 2007. Revenues totaled $107.4 million as compared to $95.1 million in the comparable prior year quarter. Operating income was $20.6 million as compared to $14.3 million in the prior year quarter. Net income was $15.1 million, or $0.21 per share, as compared to $9.5 million, or $0.13 per share, in the prior year quarter.
“We are very pleased with our results for the first quarter of 2007 as revenue continues to show year-over-year growth,” stated Linda McMahon, Chief Executive Officer. “In addition to the increase in revenue, many of our key metrics, which illustrate the overall presence of our products in the marketplace, continued to improve. Also in the quarter, we expanded our wireless presence with an exclusive mobile content agreement with AT&T, which will provide our fans wireless access to everything WWE,” continued Mrs. McMahon.
“Subsequent to the quarter we experienced tremendous success with our sold-out WrestleMania® 23, which was witnessed by more than 80,000 fans live and achieved a record number of pay-per-view buys for WWE®. With successes like WrestleMania 23, we anticipate the remainder of 2007 to be just as exciting as the first few months have been,” concluded Mrs. McMahon.
Comparability of Results
Our effective tax rate of 35% in the current quarter was significantly lower than the 45% rate in the prior year quarter. The prior year effective tax rate was high due to state and local tax examinations.

Results By Business Segment
The following chart reflects net revenues and profit contribution by segment for the three months ended March 31, 2007 and March 31, 2006. (Dollars in millions)

	Three Months Ended
	March 31,	March 31,
Net Revenues	2007	2006
Live and Televised Entertainment	$63.0	$61.3
Consumer Products	37.4	28.9
Digital Media	7.0	4.9
WWE Films	—	—

Total	$107.4	$95.1

	Three Months Ended
	March 31,	March 31,
Profit Contribution	2007	2006
Live and Televised Entertainment	$23.7	$23.8
Consumer Products	23.6	18.5
Digital Media	2.0	1.4
WWE Films	—	—

Total profit contribution	$49.3	$43.7

Profit contribution margin	46%	46%

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $63.0 million for the current quarter as compared to $61.3 million in the prior year quarter, representing a 3% increase.
•	Live Event revenues were $18.2 million as compared to $17.0 million in the prior year quarter, primarily due to an increase in North American average attendance.
•	There were 71 events, including 8 international events during the current quarter as compared to 72 events, including 11 international events, in the prior year quarter. All of the 8 international events in 2007 were buy-out deals with guaranteed fixed revenues.

•	North American average attendance was approximately 6,900 in the current quarter as compared to 6,000 in the prior year quarter, an increase of 15%. The average ticket price for North American events was approximately $36.30 in the current quarter as compared to $33.60 in the prior year quarter.

•	Pay-Per-View revenues were $15.8 million as compared to $17.1 million in the prior year quarter. There were three Pay-Per-View events produced in each quarter.
The details for the number of buys (in 000s) are as follows:

	Three Months Ended	Three Months Ended
Events (in chronological order)	March 31, 2007	March 31, 2006
New Year’s Revolution®	220	294
Royal Rumble®	491	548
No Way Out®	218	219

	929	1,061
Prior events	(28)	122

Total	901	1,183
•	The North American retail price of our Pay-Per-View events was $39.95 in the current quarter as compared to $34.95 in the prior year quarter. This increase in price partially offset the decline in the number of buys reported in the current quarter.
•	Venue Merchandise revenues were $5.2 million as compared to $4.4 million in the prior year quarter, primarily reflecting the increase in North American attendance and an increase in per capita spending by our fans of approximately $0.80 to $11.30 in the current year quarter.

•	Television Rights Fees revenues were $21.9 million as compared to $20.7 million in the prior year quarter. This increase is primarily due to the rights fees received from our ECW telecasts in the current quarter. ECW began airing on the SCI FI Channel in June, 2006.

•	WWE 24/7™ revenues were $1.0 million as compared to $0.3 million in the prior year quarter. The increase in revenues reflects the growth in the number of subscribers for this video-on-demand program.
Consumer Products
Revenues from our Consumer Products businesses were $37.4 million versus $28.9 million in the prior year quarter, representing a 29% increase.
•	Home Video net revenues were $13.4 million as compared to $12.4 million in the prior year quarter. We shipped over 140,000 DVD units of The New and Improved DX, which represented our best selling title in the current quarter.

•	Licensing revenues were $20.6 million as compared to $13.3 million in the prior year quarter, primarily reflecting increases in videogame and toy related sales. Videogame revenues increased by $4.3 million, reflecting the strong sales of our SmackDown® vs. Raw® 2007 title. Revenues related to toy sales increased by approximately $1.9 million in the current quarter.

•	Magazine publishing net revenues were $2.9 million, essentially flat to the prior year quarter. In the current quarter we published three magazines as compared to six magazines in the prior year quarter. In July 2006 we began publishing WWE Magazine, which replaced our two former magazines, Raw and SmackDown.
Digital Media
Revenues from our Digital Media related businesses were $7.0 million as compared to $4.9 million in the prior year, representing a 43% increase.
•	WWE.com revenues were $2.8 million as compared to $2.2 million in the prior year quarter, reflecting additional revenues from our wireless content.

•	WWEShop revenues were $4.0 million as compared to $2.6 million in the prior year quarter, primarily due to a 64% increase in the number of orders processed during the current quarter. The average amount spent by our customers per order was approximately $49.00, which was consistent with the prior year quarter.
WWE Films
Our third feature film, The Condemned™ starring Stone Cold Steve Austin, was released domestically on April 27, 2007. Our first two feature films, See No Evil™ and The Marine™, were released in 2006. WWE does not participate in any revenues associated with these film projects until the print and advertising costs incurred by our distributors have been recouped and the results have been reported to us. Accordingly, no revenues have been recorded to date.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution was $49.3 million in the current quarter as compared to $43.7 million in the prior year quarter. Total profit contribution margin was approximately 46% for both the current and prior year.
Selling, general and administrative expenses
SG&A expenses were $26.4 million for the current quarter as compared to $27.0 million in the prior year quarter.
EBITDA
EBITDA was approximately $22.9 million in the current quarter as compared to $16.7 million in the prior year quarter.
Cash Flows
Net cash provided by operating activities was $24.7 million for the three months ended March 31, 2007 as compared to $17.8 million in the prior year quarter.

Business Outlook
In lieu of providing specific financial guidance, we have expanded the depth of our business metrics, and made these available to investors on a monthly basis on our corporate website — corporate.wwe.com. Additionally, as a specific point of reference, the Company has targeted 2007 EBITDA growth of approximately 12% over the prior calendar year for the payout of management bonuses.
Note: World Wrestling Entertainment, Inc. will host a conference call on May 3, 2007 at 11:00 a.m. ET to discuss the Company’s earnings results for the first quarter of 2007. All interested parties can access the conference call by dialing 800-894-5910 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.
Trademarks: All World Wrestling Entertainment, Inc. programming, talent names, images, likenesses, slogans, wrestling moves, and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. ECW is a trademark owned by WWE Libraries, Inc. All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(dollars and shares in thousands, except per share data)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2007	March 31, 2006
Net revenues	$107,391	$95,078

Cost of revenues	58,097	51,420
Selling, general and administrative expenses	26,361	26,994
Depreciation and amortization	2,352	2,374

Operating income	20,581	14,290

Investment income, net	2,298	1,998
Interest expense	108	142
Other income, net	406	984

Income before income taxes	23,177	17,130

Provision for income taxes	8,039	7,676

Net income	$15,138	$9,454

Earnings per share — basic:
Net income	$0.21	$0.14

Earnings per share — diluted:
Net income	$0.21	$0.13

Shares used in per share calculations:
Basic	71,041	69,885

Diluted	71,853	70,940

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	March 31,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS:
Cash and equivalents	$76,495	$86,267
Short-term investments	178,909	161,889
Accounts receivable, net	44,505	52,113
Inventory, net	3,866	3,049
Prepaid expenses and other current assets	19,440	13,803

Total current assets	323,215	317,121

PROPERTY AND EQUIPMENT, NET	67,527	67,972

FEATURE FILM PRODUCTION ASSETS	54,278	53,560

INTANGIBLE ASSETS, NET	2,971	3,328

OTHER ASSETS	12,835	11,304

TOTAL ASSETS	$460,826	$453,285

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$877	$862
Accounts payable	14,428	14,909
Accrued expenses and other liabilities	22,221	25,837
Deferred income	21,650	20,166

Total current liabilities	59,176	61,774

LONG-TERM DEBT	5,574	5,800
NON-CURRENT TAX LIABILITY	10,377	—

STOCKHOLDERS’ EQUITY:
Class A common stock	234	233
Class B common stock	477	477
Additional paid-in capital	290,327	286,985
Accumulated other comprehensive income	1,009	666
Retained earnings	93,652	97,350

Total stockholders’ equity	385,699	385,711

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$460,826	$453,285

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	March 31,	March 31,
	2007	2006
OPERATING ACTIVITIES:
Net income	$15,138	$9,454
Adjustments to reconcile net income to net cash provided by operating activities:
Revaluation of warrants	(352)	(1,012)
Depreciation and amortization	2,352	2,374
Realized loss on sale of investments	—	555
Amortization of investment income	(123)	(565)
Stock compensation costs	2,118	1,407
Provision for doubtful accounts	(50)	289
Provision for inventory obsolescence	550	530
Provision (benefit) for deferred income taxes	(443)	430
Excess tax benefit from stock-based payment arrangements	(20)	—
Changes in assets and liabilities:
Accounts receivable	7,657	13,223
Inventory	(1,367)	(759)
Prepaid expenses and other assets	(6,502)	(3,586)
Feature film production assets	(718)	(799)
Accounts payable	(514)	465
Accrued expenses and other liabilities	5,363	(4,254)
Deferred income	1,608	1

Net cash provided by operating activities	24,697	17,753

INVESTING ACTIVITIES:
Purchase of property and equipment	(1,488)	(1,807)
Purchase of other assets	(62)	(875)
Purchase of short-term investments	(21,667)	(931)
Proceeds from sales or maturities of short-term investments	5,000	50,015

Net cash (used in) provided by investing activities	(18,217)	46,402

FINANCING ACTIVITIES:
Repayments of long-term debt	(211)	(195)
Dividends paid	(17,056)	(16,628)
Issuance of stock, net	369	243
Proceeds from exercise of stock options	626	8,885
Excess tax benefit from stock-based compensation arrangements	20	—

Net cash used in financing activities	(16,252)	(7,695)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(9,772)	56,460
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	86,267	101,314

CASH AND CASH EQUIVALENTS, END OF PERIOD	$76,495	$157,774

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2007	March 31, 2006
Net income reported on U.S. GAAP basis	$15,138	$9,454
Provision for income taxes	8,039	7,676
Interest and other, net	(2,596)	(2,840)
Depreciation and amortization	2,352	2,374

EBITDA	$22,933	$16,664

Non-GAAP Measure:
EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information — Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2007	March 31, 2006
Net cash provided by operating activities	$24,697	$17,753
Less cash used in capital expenditures:
Purchase of property and equipment	(1,488)	(1,807)
Purchase of other film library assets	(62)	(875)

Free Cash Flow	$23,147	$15,071

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.